EXHIBIT 3.1.1


                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                               A4S SECURITY, INC.

     Pursuant to the provisions of Colorado Business Corporation Act, the undersigned, A4S Security, Inc. (the "Corporation"), adopts the following Articles of Amendment to its Articles of Incorporation:

         FIRST:   The name of the corporation is A4S Security, Inc.

         SECOND:  Paragraph (a) of Article III is amended to read as follows:

     (a) The Corporation shall be authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The aggregate number of shares which the Corporation shall have authority to issue is 30,000,000 shares of Common Stock, no par value and 5,000,000 shares of Preferred Stock, no par value.

     THIRD: The amendment was approved by vote of the shareholders at a meeting of the shareholders held on May 25, 2005 as prescribed by the Colorado Business Corporation Act. The number of shares voted for the amendment was sufficient for approval.

Dated:   May 25, 2005

                                       A4S TECHNOLOGIES, INC.



                                  By:  /s/ Michael Siemens
                                       -----------------------------------
                                       Michael Siemens, President



ATTEST:                                /s/ Marie Siemens
                                       -----------------------------------
                                       Marie Siemens, Assistant Secretary